UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report

(Date of earliest event reported):

July 30, 2010

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	0-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

201 Fifth Avenue S.W. Olympia WA	98501
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 5, 2010, Heritage Financial Corporation (the “Company”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Heritage Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on July 30, 2010, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Cowlitz Bank, a Washington state-chartered bank headquartered in Longview, Washington (the “Cowlitz Acquisition”). In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide financial information required by item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission, the Company has omitted certain financial information of Cowlitz Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Cowlitz Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective July 30, 2010, the Bank acquired certain assets and assumed certain liabilities of Cowlitz Bank from the FDIC as receiver for Cowlitz Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and FDIC on July 30, 2010 (the “Purchase Agreement”). The Cowlitz Acquisition included 9 branches of Cowlitz Bank, including its division Bay Bank, which opened as branches of the Bank as of Monday, August 2, 2010. It also included the Trust Services Division of Cowlitz Bank.

As a result of the Cowlitz Acquisition, the Bank acquired certain assets with a fair value of approximately $344.8 million, including $145.3 million of loans, $74.1 million of cash and cash equivalents, $70.8 million in a FDIC receivable, $33.7 million of investment securities, $16.1 million in a FDIC indemnification asset, $1.7 million of core deposit intangible, $1.2 million of Federal Home Loan Bank stock, and $1.2 million of other assets. Liabilities with a fair value of approximately $344.5 million were also assumed, including $343.9 million of deposits, but excluding certain brokered deposits, and $0.4 million of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”) Topic 820: Fair Value Measurements and Disclosures. The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of July 30, 2010, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 15, 2010. The terms of the Purchase Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Cowlitz Bank not assumed by the Bank and certain other types of claims listed in the Purchase Agreement.

In connection with the Cowlitz Acquisition, the Bank entered into loss sharing agreements (the “shared-loss agreements” and together with the Purchase Agreement, collectively the “Agreements”) with the FDIC that cover approximately $167.2 million of Cowlitz Bank’s loans (the “covered loans”). Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank 80% of eligible losses with respect to covered loans which begins with the first dollar of loss occurred on the loan pools, including single family residential mortgage loans and commercial loans. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered loans. All of the Cowlitz Bank loans acquired in the transaction are covered loans other than unpaid principal balance of approximately $2.3 million in consumer loans for which the FDIC has no reimbursement obligation.

The shared-loss agreement for commercial loans is in effect for five (5) years for loss sharing, with an additional three (3) years for recoveries only, from the July 30, 2010 acquisition date. The shared-loss agreement for single family residential mortgage loans is in effect for ten (10) years as to both the shared losses and recoveries from the July 30, 2010 acquisition date.

The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $16.1 million on the acquisition date as an indemnification asset. Reimbursement under the shared-loss agreements is subject to reporting and servicing requirements by the Bank under such agreements.

The Bank did not immediately acquire all the real estate, banking facilities, leases, or furniture or equipment of Cowlitz Bank as part of the Purchase Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after July 30, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Agreements, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreements and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on August 5, 2010 and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statement and Exhibits

(a) Financial Statements of Businesses Acquired and Exhibits

Discussion

As set forth in Item 2.01 above, on July 30, 2010, the Bank acquired certain assets and assumed certain liabilities of Cowlitz Bank pursuant to the Purchase Agreement. A narrative description of the anticipated effects of the Cowlitz Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.1.

The Cowlitz Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the Cowlitz Acquisition constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed as of July 30, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the Cowlitz Acquisition, the Bank purchased $145.3 million in loans at fair value, net of a $24.2 million discount. This amount represents approximately 19.8% of the Company’s total loans (net of the allowance for loan losses) at June 30, 2010. The Bank did not acquire any other real estate owned. Approximately $0.3 million in net after-tax gain, an FDIC indemnification asset of $16.1 million, an FDIC receivable of $70.8 million and a $1.7 million core deposit intangible were recorded in connection with this transaction.

The Bank also acquired $74.1 million in cash and cash equivalents, $33.7 million in investment securities at fair value, and $1.2 million in Federal Home Loan Bank stock.

Investment Portfolio

The Bank acquired $33.7 million of investment securities at estimated fair market value in the Cowlitz Acquisition. The acquired securities were predominantly municipal securities and mortgage backed securities issued by U.S. Government agencies.

The following table presents the composition of the investment securities portfolio acquired at July 30, 2010:

July 30, 2010
(In thousands)
Municipal securities	$13,809
Mortgage backed securities and collateralized mortgage obligations:
U.S. Government agencies	18,684
Private residential collateralized mortgage obligations	1,167

Total	$33,660

In addition, the Company also acquired $1.2 million in Federal Home Loan Bank (“FHLB”) Stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at July 30, 2010.

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years
				(Dollars in thousands)
	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)
Municipal securities	$372	0.37%	$1,795	1.42%	$7,713	4.05%	$3,929	5.18%
Mortgage backed securities and collateralized mortgage obligations:
U.S Government agencies	—	—	23	0.81%	959	2.09%	17,702	2.31%
Private residential collateralized mortgage obligations	—	—	—	—	—	—	1,167	4.29%

Total	$372	0.37%	$1,818	1.41%	$8,672	3.83%	$22,798	2.90%

(1)	Taxable equivalent weighted average yield

Subsequent to July 30, 2010, the private residential collateralized mortgage obligation of $1.2 million was sold with a loss of $25,000. The investment was sold as the characteristics of this security did not align with the Company’s investment strategy.

Acquired Loans

The following table presents the balance of each major category of loans acquired in the Cowlitz Acquisition as of July 30, 2010:

	Covered Loans	Non-Covered Loans	Total Acquired Loans	% of Total Acquired Loans
	(Dollars in thousands)
Commercial	$77,825	$—	$77,825	45.9%
Real estate mortgages
One-to-four family residential	8,500	—	8,500	5.0
Five or more family residential and commercial properties	66,313	—	66,313	39.1

Total real estate mortgages	74,813	—	74,813	44.1
Real estate construction
One-to-four family residential	426	—	426	0.3
Five or more family residential and commercial properties	6,042	—	6,042	3.6

Total real estate construction	6,468	—	6,468	3.9
Consumer	8,106	2,307	10,413	6.1

Total acquired loans	167,212	2,307	169,519	100.0
Total (discount)/premium resulting from acquisition date fair value	(24,238)	27	(24,211)

Total loans at fair value	$142,974	$2,334	$145,308

Substantially all the loans acquired in the Cowlitz Acquisition are “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements. Certain consumer loans totaling $2.3 million in unpaid principal balance were acquired in the Cowlitz Acquisition are not covered loans as the Bank is not entitled to any loss share reimbursement from the FDIC. The fair value of the consumer loans not covered by the shared-loss agreement is $2.3 million.

At the July 30, 2010 acquisition date, the Bank estimated the fair value of the loan portfolio acquired in the Cowlitz Acquisition at $145.3 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference.

The nonaccretable difference represents an estimate of the credit risk in the acquired loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

As part of the acquired loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC indemnification asset. The covered loans acquired in the Cowlitz Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the July 30, 2010 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset.

At the July 30, 2010 acquisition date, the Bank estimated the fair value of Cowlitz Bank’s loan portfolio at $145.3 million, which represents the expected cash flows from the portfolio. The loans subject to the shared-loss agreements had estimated fair value of $143.0 million.

At July 30, 2010, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $151.3 million, including $10.9 million are revolving-type commercial loans for which the Company has elected to apply an accounting policy based on expected cash flows. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in Cowlitz Bank’s loan portfolio at the acquisition date. The estimated fair value of loans accounted for based on expected cash flows is $128.9 million. The undiscounted contractual cash flows for these loans was $197.0 million. The undiscounted estimated cash flows not expected to be collected for these loans were $27.5 million. At July 30, 2010, the accretable yield was approximately $40.6 million.

At July 30, 2010, the unpaid principal balance of acquired revolving loans that did not have probable credit deterioration was $18.2 million. The estimated fair value of these loans was $16.3 million, which includes a discount of $1.9 million resulting from acquisition date fair value adjustments. The discount will be amortized on a level-yield basis.

Acquired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of July 30, 2010. The amounts shown in the table are unpaid principal balances.

	Maturing
	Within 1 year	1-5 years	After 5 years	Total
	(In thousands)
Commercial business	$31,199	$18,311	$28,315	$77,825
Real estate mortgages:
One-to-four family residential	599	—	7,901	8,500
Five or more family residential and commercial properties	12,404	39,791	14,118	66,313

Total real estate mortgages	13,003	39,791	22,019	74,813
Real estate construction:
One-to-four family residential	361	65	—	426
Five or more family residential and commercial properties	3,479	2,563	—	6,042

Total real estate construction	3,840	2,628	—	6,468
Consumer	2,736	2,704	4,973	10,413

Total acquired loans	$50,778	$63,434	$55,307	$169,519

Fixed rate loans	$9,615	$42,867	$33,557	$86,039
Variable or adjustable rate loans	41,163	20,567	21,750	83,480

Total acquired loans	$50,778	$63,434	$55,307	$169,519

Deposits

The Cowlitz Acquisition increased the Bank’s deposits by $343.9 million at July 30, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	July 30, 2010	Weighted Average Rate
	(dollars in thousands)
Non-interest demand deposits	$47,751	—%
NOW accounts	40,465	0.25
Money market accounts	20,512	0.85
Savings accounts	13,996	0.50

Total non-maturity deposits	122,724	0.28
Certificate of deposit accounts	220,908	2.00

Total deposits	$343,632	1.38%
Certificate of deposit fair value adjustment	262

Total deposits at fair value	$343,894

At July 30, 2010, scheduled maturities of certificate of deposit accounts for years ended December 31 were as follows:

Years Ending December 31,	July 30, 2010
(in thousands)
2010	$74,996
2011	92,124
2012	40,326
2013	7,672
2014	5,343
Thereafter	447

Total	$220,908

In the Cowlitz Acquisition, the Bank recognized a fair value adjustment on certificates of deposit accounts in the amount of $262,000 resulting in $343.9 million in assumed deposits at fair value.

Under the terms of the Agreements, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. The Bank re-priced approximately $168.2 million of internet certificates of deposit. As a result, the accounts have decreased approximately $133.4 million since July 30, 2010 to September 30, 2010. The Bank also coordinated a withdrawal of approximately $27.2 million in NOW accounts held by the State of Washington and approximately $10.0 million of brokered certificates of deposits subsequent to the acquisition date.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB ASC Topic 805, Business Combination, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $1.7 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The Cowlitz Acquisition was attractive to the Company for a variety of reasons, including the:

•	Expansion of the Company’s footprint in the Pacific Northwest

•

Attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•	Opportunities to enhance income and efficiency due to duplications of effort as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the covered loans, the Company expects that the Cowlitz Acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreement may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreement will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover a 5-year period for covered loans that are not single family residential mortgage loans and a 10-year period for covered loans that are single family residential mortgage loans, changing economic conditions will likely impact the timing of reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be further enhanced as a result of the Cowlitz Acquisition. The Bank acquired $74.1 million in cash and cash equivalents and $33.7 million of investment securities, as well as $70.8 million in FDIC receivable which the Bank received as cash payment subsequent to July 30, 2010. Also subsequent to July 30, 2010, $1.2 million of investment securities were sold with a loss of $25,000. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits with a fair value of $343.9 million were also assumed. Of this amount, $122.7 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $220.9 million, or 64%, of total deposits assumed. Under the terms of the Agreements, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. The Bank re-priced approximately $168.2 million of internet certificates of deposit. As a result, the accounts have decreased approximately $133.4 million since July 30, 2010 to September 30, 2010. The Bank also coordinated a withdrawal of approximately $27.2 million in NOW accounts held by the State of Washington and approximately $10.0 million of brokered certificates of deposits subsequent to acquisition date.

Below are the Bank’s June 30, 2010 relevant regulatory ratios reflecting the Cowlitz Acquisition. The post-acquistion decrease in assets relating to the decrease in deposits reported above have not been considered in these ratios. The Bank remains “well-capitalized” after taking into consideration the results of the transaction:

%
Tier 1 leverage capital to average assets	8.5%
Tier 1 capital to risk-weighted assets	13.1%
Total capital to risk-weighted assets	14.4%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of Heritage Financial Corporation) at July 30, 2010 and the accompanying notes thereto.

The Company has omitted certain financial information of Cowlitz Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Proforma Financial Information.

The Company has omitted certain financial information of Cowlitz Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of KPMG LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at July 30, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2010

HERITAGE FINANCIAL CORPORATION (Registrant)

By:	/s/ Brian L. Vance
Brian L. Vance President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of KPMG LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at July 30, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed